Exhibit 15.2

[NIELSEN LOGO]

Santiago, June 25, 2007

Señor,
Ricardo Fernandez
Gerente General
Presente

CONSENT

We hereby consent to use of our market share information from our “Nielsen Retail Index for Beer Category”, based on Nielsen distribution channels from year 2000 to 2007 in Arica to Puerto Montt within cities of more than 30,000 inhabitants, on Form 20-F of Quilmes industrial (AMBEV) Sociéte Anonyme.  We further consent to the use of our name in such Form 20-F and to the filing of this consent as an exhibit thereto.

/s/ Cristóbal Ceballos Moura

Cristóbal Ceballos Moura
Client Service
Nielsen Chile

Nielsen Chile S.A.
Tajamar 183 - Piso 8
Las Condes, Santiago, CHILE
Tel 562.463-2700
Fax 562.463-2800
http://nielsen.com